                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock,
             Together With the Associated Rights Attached Thereto

                                      of

                             KENETECH Corporation

                                      at

                              $1.04 Net Per Share

                                      by

                                KC Merger Corp.
                         a wholly owned subsidiary of

                            KC Holding Corporation
                         a wholly owned subsidiary of

                        ValueAct Capital Partners, L.P.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORKCITY
           TIME, ON DECEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.


                                                               November 6, 2000
To Our Clients:

   Enclosed for your consideration is an Offer to Purchase, dated November 6, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by KC Merger Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of KC Holding Corporation, a Delaware corporation ("Parent"), to purchase all of the shares of common stock, par value $0.0001 per share ("Common Stock") of KENETECH Corporation, a Delaware corporation (the "Company"), that are issued and outstanding, together with the associated rights attached thereto (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of May 4, 1999, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, for $1.04 per share (such amount being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

   We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

   Your attention is directed to the following:

     1. The offer price is $1.04 per Share, net to you in cash, without interest thereon.

     2. The Offer is being made for all of the outstanding Shares.

     3. The Board of Directors of the Company (with Mark D. Lerdal abstaining), based on the recommendation of a special committee of independent directors, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable
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  the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the stockholders tender their Shares in the Offer and, if applicable, approve and adopt the Merger Agreement in all respects.

     4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on December 7, 2000, unless the Offer is extended.

     5. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute 85% of the then outstanding Shares on a fully diluted basis (excluding shares held by Mr. Mark D. Lerdal, President and Chief Executive Officer of the Company, who has agreed not to tender his Shares in the Offer).

     6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

   The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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          Instructions with Respect to the Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock,
             Together With the Associated Rights Attached Thereto

                                      of

                             KENETECH Corporation

                                      by

                                KC Merger Corp.
                         a wholly owned subsidiary of

                            KC Holding Corporation
                         a wholly owned subsidiary of

                        ValueAct Capital Partners, L.P.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 6, 2000, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by KC Merger Corp., a Delaware corporation and a wholly owned subsidiary of KC Holding Corporation, a Delaware corporation, to purchase all the shares of common stock, par value $0.0001 per share ("Shares"), of KENETECH Corporation, a Delaware corporation, that are issued and outstanding.

   This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares To Be Tendered*:

 ___________________________________ Shares

 Dated: _____________________________, 2000

 SIGN HERE

 ___________________________________________________________________________
                                Signature(s)

 ___________________________________________________________________________
                        Please type or print name(s)

 ___________________________________________________________________________
                        Please type or print address

 ___________________________________________________________________________
                       Area Code and Telephone Number

 ___________________________________________________________________________
              Taxpayer Identification or Social Security Number

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   * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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